Exhibit 4.1.18
The taking of this document or any certified copy of it or any other document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee.
     EIGHTEENTH SUPPLEMENTAL INDENTURE (this “Eighteenth Supplemental Indenture”) dated as of August 9, 2011 among Reynolds Group Issuer LLC, a Delaware limited liability company (the “US Issuer I”), Reynolds Group Issuer Inc., a Delaware corporation (the “US Issuer II”), Reynolds Group Issuer (Luxembourg) S.A., a société anonyme (limited liability company) organized under the laws of Luxembourg (the “Luxembourg Issuer” and, together with the US Issuer I and the US Issuer II, the “Issuers”), Beverage Packaging Holdings (Luxembourg) I S.A. (“BP I”), the affiliates of the Issuers party hereto (the “Luxembourg Guarantors”), The Bank of New York Mellon, as trustee (the “Trustee”), principal paying agent, transfer agent, registrar and collateral agent (the “Original Collateral Agent”) and Wilmington Trust (London) Limited, as additional collateral agent (the “Additional Collateral Agent”), to the indenture dated as of November 5, 2009, as amended or supplemented (the “Indenture”), in respect of the issuance of an aggregate principal amount of $1,125,000,000 of 7.75% Senior Secured Notes due 2016 (the “Dollar Notes”) and an aggregate principal amount of €450,000,000 of 7.75% Senior Secured Notes due 2016 (the “Euro Notes” and, together with the Dollar Notes, the “Notes”).
W I T N E S S E T H :
          WHEREAS pursuant to Sections 9.01(a)(i) and 9.01(a)(xi) of the Indenture, the Trustee, the Original Collateral Agent, the Additional Collateral Agent, BP I and the Issuers are authorized (i) to amend the Indenture to cure an ambiguity and to make any change that does not adversely affect the rights of any Holder and (ii) to execute and deliver this Eighteenth Supplemental Indenture;
          Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Indenture.

          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Issuer, BP I and the Luxembourg Guarantors covenant and agree as follows:
          1. Amendment of the Indenture. The Indenture is hereby amended by deleting Section 10.08(f) in its entirety and replacing it with the following:
          “(f) Notwithstanding any other provision of this Indenture or any other Note Document, the obligations of any guarantor incorporated under the laws of Luxembourg (the “Luxembourg Guarantors”) under (i) Section 10.01 of the Senior Secured Credit Facilities, (ii) Article X of this Indenture, (iii) Article X of the indenture, dated May 4, 2010, among the Issuers and the Trustee, (iv) Article X of the senior secured notes indenture, dated October 15, 2010, among the Issuers, the Trustee and the Additional Collateral Agent, (v) Article X of the senior notes indenture, dated October 15, 2010, among the Issuers and the Trustee, (vi) Article X of the senior secured notes indenture, dated February 1, 2011, among the Issuers, the Trustee and the Additional Collateral Agent and (vii) Article X of the senior notes indenture, dated February 1, 2011, among the Issuers and the Trustee, in respect of the obligations of any Obligor which is not a direct or indirect subsidiary of the applicable Luxembourg Guarantor, shall be limited to the aggregate maximum amount (if any) permitted under applicable Luxembourg law.”
          2. Ratification of Indenture; Eighteenth Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Eighteenth Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby.
          3. Governing Law. THIS EIGHTEENTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          4. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Eighteenth Supplemental Indenture.
          5. Collateral Agent Makes No Representation. Neither Collateral Agent makes any representation as to the validity or sufficiency of this Eighteenth Supplemental Indenture.
          6. Duplicate Originals. The parties may sign any number of copies of this Eighteenth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
          7. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

          8. No Adverse Interpretation of Other Agreements. This Eighteenth Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Issuers, BP I, BP II, RGHL or any of their Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Eighteenth Supplemental Indenture.
          9. No Recourse Against Others. No (i) director, officer, employee, manager, incorporator or holder of any Equity Interests in BP I, BP II or any Issuer or any direct or indirect parent corporation or (ii) director, officer, employee or manager of a Luxembourg Guarantor will have any liability for any obligations of the Issuers or Note Guarantors under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver may not be effective to waive liabilities under the federal securities laws.
          10. Indemnity. (a) The Issuers, BP I and the Luxembourg Guarantors, subject to Section 10.08 of the Original Indenture, jointly and severally shall indemnify the Trustee and each of the Collateral Agents (which in each case, for purposes of this Section, shall include its officers, directors, employees, agents and counsel) against any and all loss, liability, claim, taxes, costs, damage or expense (including properly incurred attorneys’ fees and expenses) incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Eighteenth Supplemental Indenture against the Issuers, BP I or the Luxembourg Guarantors (including this Section) and defending against or investigating any claim (whether (i) asserted by the Issuers, BP I or the Luxembourg Guarantors, any Holder or any other Person or (ii) with respect to any action taken by the Trustee or the Collateral Agents under the Existing Intercreditor Agreement, the First Lien Intercreditor Agreement, any Additional Intercreditor Agreement or any other agreement referenced herein). The obligation to pay such amounts shall survive the payment in full or defeasance of the Notes or the removal or resignation of the Trustee or any Collateral Agent. The Trustee and the Collateral Agents shall notify the Issuers of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuers shall not relieve the Issuers, BP I or the Luxembourg Guarantors of its indemnity obligations hereunder. The Issuers shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuers’ expense in the defense. Such indemnified parties may have separate counsel and the Issuers, BP I and the Luxembourg Guarantors, as applicable, shall pay the fees and expenses of such counsel. The Issuers need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party solely through such party’s own willful misconduct, negligence or bad faith.
          (b) To secure the payment obligations of the Issuers, BP I and the Luxembourg Guarantors in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held to pay principal of and interest on particular Notes.

          11. Successors and Assigns. All covenants and agreements of the Issuers, BP I and the Luxembourg Guarantors in this Eighteenth Supplemental Indenture and the Notes shall bind their respective successors and assigns. All agreements of the Trustee and each Collateral Agent in this Eighteenth Supplemental Indenture shall bind its successors and assigns.
          12. Severability. In case any one or more of the provisions contained in this Eighteenth Supplemental Indenture or the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Eighteenth Supplemental Indenture or the Notes.
          13. Notices. Any order, consent, notice or communication shall be sufficiently given if in writing and delivered in person or mailed by first class mail, postage prepaid, addressed as follows:
     If to any of the Issuers or any Luxembourg Guarantor:
Suite 2502
Level 25 Citigroup Centre
2 Park Street
Sydney 2000, Australia
Attn: Helen Golding
Fax: +6192686693
helen.golding@rankgroup.co.nz
If to the Trustee, Original Collateral Agent:
The Bank of New York Mellon
101 Barclay Street 4-E
New York, NY 10286
Attn: International Corporate Trust
Fax: (212) 815-5366
catherine.donohue@bnymellon.com
lesley.daley@bnymellon.com
If to the Additional Collateral Agent:
Wilmington Trust (London) Limited
Third Floor
1 King’s Arms Yard
London EC2R 7AF
Facsimile: +44 (0)20 7397 3601
Attention: Elaine Lockhart

          14. Amendments and Modification. This Eighteenth Supplemental Indenture may be amended, modified, or supplemented only as permitted by the Indenture and by written agreement of each of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this supplemental indenture to be duly executed as of the date first above written.

REYNOLDS GROUP ISSUER INC.

By: Name:	/s/ Helen Dorothy Golding Helen Dorothy Golding
Title:	Secretary

REYNOLDS GROUP ISSUER LLC

By: Name:	/s/ Helen Dorothy Golding Helen Dorothy Golding
Title:	Secretary

REYNOLDS GROUP ISSUER (LUXEMBOURG) S.A.

By: Name:	/s/ Helen Dorothy Golding Helen Dorothy Golding
Title:	Officer

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A.

By: Name:	/s/ Helen Dorothy Golding Helen Dorothy Golding
Title:	Officer
Supplemental Indenture to 2009 Notes — Luxembourg

EVERGREEN PACKAGING (LUXEMBOURG) S.À R.L

By: Name:	/s/ Cindi Lefari Cindi Lefari
Title:	Authorized Signatory

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) III S.À R.L

By: Name:	/s/ Cindi Lefari Cindi Lefari
Title:	Authorized Signatory
Supplemental Indenture to 2009 Notes — Luxembourg

THE BANK OF NEW YORK MELLON, as Trustee, Principal Paying Agent, Transfer Agent, Registrar and Original Collateral Agent

By: Name:	/s/ Catherine F. Donohue Catherine F. Donohue
Title:	Vice President
Supplemental Indenture to 2009 Notes — Luxembourg

WILMINGTON TRUST (LONDON) LIMITED, as Additional Collateral Agent

By: Name:	/s/ Paul Barton Paul Barton
Title:	Relationship Manager
Supplemental Indenture to 2009 Notes — Luxembourg